PORTIONS OF THIS AGREEMENT ARE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 104(b)


                             SCEPTRE POWER COMPANY
                              SUCCESSION AGREEMENT




                                 by and between




                        HORIZON ENERGY DEVELOPMENT, INC.

                            SCEPTRE RESOURCES, LTD.

                              SCEPTRE ENERGY, INC.

                             NOVERGAZ (1994), INC.

                        POWER PROJECT DEVELOPMENT, INC.






                                effective as of

                               September 15, 1995


<PAGE i>

                               TABLE OF CONTENTS

RECITALS......................................................................1

SECTION 1.....................................................................3
         DEFINITIONS..... ....................................................3

SECTION 2.....................................................................4
         AMENDMENT OF THE PARTNERSHIP AGREEMENT
              OF SCEPTRE POWER COMPANY........................................4

SECTION 3....................................................................33
         ADMISSION OF HORIZON ENERGY DEVELOPMENT, INC.
              AS A PARTNER IN SCEPTRE POWER COMPANY..........................33

SECTION 4....................................................................33
         TRANSFER OF INTERESTS IN CERTAIN PERSONAL PROPERTY..................33

SECTION 5....................................................................34
         TRANSFER OF PROPERTY RIGHTS IN THE PARTNERSHIP......................34

SECTION 6....................................................................36
         ADDITIONAL CONSIDERATION............................................36

SECTION 7....................................................................43
         DISPOSITION OF CASH ON CLOSING......................................43

SECTION 8....................................................................43
         DEVELOPMENT OF EXISTING PROJECTS....................................43

SECTION 9....................................................................44
         OUTSTANDING LETTER OF CREDIT........................................44

SECTION 10...................................................................44
         WAIVER OF CLAIMS BY PPD.............................................44

SECTION 11...................................................................44
         REPRESENTATIONS AND WARRANTIES OF ALL PARTIES.......................44

SECTION 12...................................................................45
         REPRESENTATIONS AND WARRANTIES OF
         SRL, SEI, NOVERGAZ AND PPD..........................................45

<PAGE ii>

SECTION 13...................................................................48
         REPRESENTATIONS AND WARRANTIES BY
          SRL, SEI AND NOVERGAZ..............................................48

SECTION 14...................................................................48
         INDEMNIFICATION.....................................................48

SECTION 15...................................................................49
         NOTICES  49

SECTION 16...................................................................52
         WITHDRAWAL OF SEI AND NOVERGAZ AS PARTNERS
         IN SCEPTRE POWER COMPANY............................................52

SECTION 17...................................................................52
         MISCELLANEOUS.......................................................52

SECTION 18...................................................................54
         CONSENT TO JURISDICTION: ATTORNIES' FEES............................54

<PAGE 1>

                              SUCCESSION AGREEMENT

                             Sceptre Power Company


                  THIS AGREEMENT (the "Succession Agreement"), by and between HORIZON ENERGY DEVELOPMENT, INC. ("HORIZON"), a wholly owned corporate subsidiary of National Fuel Gas Company, duly organized under the laws of the State of New York, SCEPTRE RESOURCES, LTD. ("SRL"), a corporation duly incorporated under the laws of Canada, SCEPTRE ENERGY, INC. ("SEI"), a wholly owned corporate subsidiary of SRL, duly organized under the laws of the State of Delaware, NOVERGAZ (1994), INC. (successor in interest to Novergaz, Inc.) "NOVERGAZ", a corporation duly incorporated under the laws of the Province of Quebec, and POWER PROJECT DEVELOPMENT, INC. ("PPD"), a corporation duly incorporated under the laws of the State of California, is entered into this 15th day of September 1995 (the "Closing Date"), in the context of the following facts and circumstances:


                                    RECITALS

                  A.) In 1992, SEI, NOVERGAZ, and PPD associated themselves together as general co-partners in a California general partnership, doing business under the firm name and style of "Sceptre Power Company" (hereinafter, sometimes, the "Partnership"), for the purposes of developing, financing, constructing and operating, if necessary, power projects, and to manage the interests, if any, of the Partnership and/or SRL and NOVERGAZ in such power projects after the same have been completed.

                  B.) The agreement establishing the terms and conditions of the Partnership (the "Partnership Agreement") is unwritten, except as respects the Sceptre Power Company Continuation Agreement. However, a summary of certain provisions of the Partnership Agreement is set forth in Article 2 of that certain Cogeneration Projects Agreement (the "Cogen Agreement") by and between SRL, Novergaz, Inc. and PPD, dated November 13, 1992.

                  C.) Since its formation, the Partnership has been, and on the date hereof is, engaged exclusively in the development of various power projects, including, without limitation,

<PAGE 2>

                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)

                  Neither of the latter power projects has attained Financial Closing at the date hereof.

                  D.) In an agreement dated August 18, 1995 (the "August 18, 1995 Agreement"), SRL, SEI, NOVERGAZ, PPD, and National Fuel Gas Company agreed, among other things, that (1) National Fuel Gas Company, or one of its wholly owned subsidiaries (e.g., HORIZON), shall be admitted to the Partnership as a general partner thereof, (2) NOVERGAZ and SEI shall transfer 100% of their respective Partnership Property Rights to National Fuel Gas Company, or such wholly owned subsidiary, and (3) upon the consummation of said transactions, SEI and NOVERGAZ shall withdraw as partners of the Partnership, all as provided for in the August 18, 1995 Agreement.

                  E.) The principals of PPD have formed, and are the sole members of, Sceptre Power Company, L.L.C. ("SPCLLC"), a limited liability company organized under the Limited Liability Company Act of the State of California; SPCLLC and Horizon intend to negotiate an Agreement pursuant to which SPCLLC will manage and conduct the day-to-day operations of Sceptre Power Company (the "Management and Operating Agreement").

                  F.) Upon its admission to the Partnership, HORIZON will become the Managing Partner of Sceptre Power Company, and HORIZON and SPCLLC have agreed that, upon the negotiation and execution of the Management and Operation Agreement, (1) SPCLLC shall be substituted for PPD as a partner of Sceptre Power Company, and (2) the day-to-day operations of the Partnership will be conducted by SPCLLC, under the terms and conditions of said Management and Operation Agreement.

                  NOW, THEREFORE, with a view to implementing the August 18, 1995 Agreement and in consideration of the premises and the representations, warranties, and covenants contained herein, the parties agree as follows:

<PAGE 3>

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

                  1.1 "$" shall mean the lawful currency of the United States of America.

                  1.2 "Financial Closing" bears the meaning attributable thereto in Section 1.26 of the Implementation Agreement

                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)

                  1.3 "Going Forward Expenses" shall mean the Partnership's monetary obligations, accrued on or after (but not before) July 1, 1995, including, without limitation, such obligations incurred or accrued in respect of goods and services obtained by the Partnership, accounts payable, salaries of Partnership employees and officers, leases entered into by or on behalf of the Partnership, Project development costs and letters of credit referable to Projects, provided, however, that Going Forward Expenses shall not include expenses incurred by or on behalf of SRL or SEI, Novergaz, or PPD, individually or as partners of the Partnership, in connection with proposed other succession arrangements, or any costs, expenses or losses related to or arising from draws or attempted draws against the letter of credit referred to in Section 6.5(ii) of this Succession Agreement.

                  1.4 "Premium Date" bears the meaning attributable thereto in the Power Purchase Agreement

                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b).

                  1.5 "Project" shall mean the development, design, engineering, manufacture, financing, construction, permitting, completion,

<PAGE 4>

commissioning, insurance, ownership, operation and maintenance of electricity and steam generating plants, and all activities incidental thereto.

                  1.6 "Property Rights" in a partnership is defined as that term is defined in Section 15024 of the California Corporations Code.

                  1.7 "Sceptre Power Company Continuation Agreement" denotes the agreement thus described by and between PPD, NOVERGAZ, SRL and SEI executed prior to the date hereof.

                  1.8  "Sellers" shall mean NOVERGAZ and SRL, collectively.



                                   SECTION 2

                     AMENDMENT OF THE PARTNERSHIP AGREEMENT
                     --------------------------------------
                            OF SCEPTRE POWER COMPANY
                            ------------------------

                  2.1 The Partnership Agreement of Sceptre Power Company is unwritten. A summary of some of the terms and conditions upon which SEI, PPD, and Novergaz, Inc. (predecessor in interest to NOVERGAZ) formed Sceptre Power Company as a California general partnership appears in Article 2 of the Cogen Agreement. Coincident with the admission of HORIZON as a partner of Sceptre Power Company, that summary of the Partnership Agreement is amended and restated as set forth in this Section 2.1, to wit:

                       (a) Paragraph 2.1(c)(ii) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "The business of Sceptre Power Company is to develop, finance, construct and operate, if necessary, Power Projects and to manage the interests of the Partnership and the interest, if any, of any partner in such Power Projects after the same have been completed. For purposes hereof, `Power Projects' shall mean `Exempt Projects' and `Domestic Power Projects', as those terms are defined in the United States Securities and Exchange Commission Release No. 35-26364;70-8649, issued August 29, 1995 in National Fuel Gas Company, et al."

<PAGE 5>

                       (b) Paragraph 2.1(c)(iii) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "Subject to subparagraphs viii and ix below, all ownership and voting interest of the Partnership belong to Horizon Energy Development, Inc."

                       (c) Paragraph 2.1(c)(iv) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu
thereof,   to  wit:  "The  Partnership   shall  be  managed  by  Horizon  Energy
Development, Inc., which, for such purpose, is hereby designated the `Managing Partner' of Sceptre Power Company."

                       (d) Wherever it appears in Article 2 of the Cogen Agreement, the phrase "Management Committee" is deleted, and the phrase "Managing Partner" is substituted in lieu thereof.

                       (e) Paragraph 2.1(c)(viii) is amended by substituting in lieu of the first sentence thereof, the following to wit: "Horizon Energy Development, Inc. shall receive one hundred percent (100%) of any and all cash distributions of the Partnership until such time as Horizon Energy Development, Inc. shall have been reimbursed in respect of one hundred per cent (100%) of all cash and the value of all tangible and intangible property contributed or advanced by it and National Fuel Gas Company to the Partnership (`Payout')."



CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)


<PAGE 6>

















                       (h) Paragraph 2.1(c)(xi) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "Horizon" will provide all guarantees or letters of credit in support of Partnership obligations that may, in Horizon's reasonable business judgement, be reasonably required in order for the Partnership to carry on its business.

                       (i) Paragraph 2.1(c)(xii) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "The Managing Partner will, from time to time, review the structures and operations contemplated hereunder, with a view to ensuring that such structures and operations are consistent with the interests of the Partnership."

<PAGE 7>

                       (j) Paragraph 2.2(a) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "Horizon Energy Development, Inc. and/or other equity investors in the respective Projects will determine the optimum structure thereof, taking into consideration the Partnership's business interests."

                       (k) Paragraph 2.2(b) of the Cogen Agreement is eliminated in its entirety, and the following is substituted in lieu thereof, to wit: "The equity for each Project will be provided by Horizon Energy Development, Inc. and/or other investor(s)."

                       (l) Paragraphs 2.2(c) and 2.2(d) of the Cogen Agreement are amended insofar as necessary to substitute "Horizon Energy Development, Inc." in lieu of "the Owners" wherever the latter phrase occurs in said subparagraphs.

                  2.2 The parties hereto contemplate that SPCLLC will shortly be substituted for PPD as a partner in Sceptre Power Company. Coincident with the admission of SPCLLC as such partner, PPD shall withdraw as a partner of Sceptre Power Company, and the Partnership Agreement of Sceptre Power Company is hereby amended and restated, in its entirety, as follows, effective as of such withdrawal and admission, to wit:

                  1. Definitions. As used in this Partnership Agreement, the following terms shall have the following meanings:

                      (a) "Capital Account": shall mean the account of each Partner determined pursuant to Paragraph 7(h) hereof.

                      (b)  "Capital    Contribution"    shall   mean   all
         contributions made to the capital of the Partnership by a Partner pursuant to Paragraph 7 hereof, excluding loans to the Partnership.

                      (c) "Capital Item" shall mean the aggregate of net proceeds received by the Partnership after retirement of applicable Partnership debt or any portion thereof upon the occurrence of any of the following events:

<PAGE 8>

                           (i) any sale of all or part of the Partnership's property,

                          (ii) receipt of insurance payments or damage recoveries paid to the Partnership in respect of Partnership property, to the extent not used to repair or restore such property,

                         (iii) receipt of condemnation proceeds by the Partnership for the taking of all or part of the Partnership's property, to the extent not used to repair or restore such property or paid to Partnership creditors,

                          (iv) receipt of proceeds derived from any financing or refinancing of a mortgage or other encumbrance upon Partnership property, or

                           (v) restoration of any reserves previously set aside from Capital Items which are deemed available for distribution by the Managing Partner,

                                less
                                ----

         any expenses incurred in connection with the receipt or collection of any such proceeds.

                      (d)  "Net Cash Flow" means, for any accounting period,
         the Partnership's revenues realized or derived during said period from its operations (but not including any loan proceeds, advances or Capital Contributions) less (i) expenses (including, but not limited to, debt service and taxes), (ii) such reserves as the Managing Partner deems reasonably necessary for the proper operation of the Partnership's business, and (iii) any fees and expenditures authorized by this Agreement, excepting expenditures paid out of capital or loan proceeds.

                      (e) "Certificate" shall mean any doing business certificate of the Partnership required to be filed pursuant to the laws of the State of California or any other jurisdiction.

<PAGE 9>

                      (f) "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

                      (g) "Partnership Interest" or "Interest", when used with respect to any Partner, shall refer to that percentage of the total interest in capital and profits of the Partnership owned by the Partner.

                      (h) "Liquidation of a Partner's Interest" shall occur upon the earlier of the date upon which there is a liquidation of the Partnership or the date upon which there is a termination of a Partner's entire interest in the Partnership by means of a distribution or series of distributions to the Partner by the Partnership.

                      (i) "Managing Partner" shall mean Horizon Energy Development, Inc. (hereinafter, "Horizon"), or any other entity which succeeds Horizon in such capacity.

                      (j) "Partners" shall refer, collectively, to the Managing Partner and the general partner(s). Reference to a "Partner" shall be to any one of the Partners.

                      (k) "Property Rights", when used with reference to a Partner, is defined as that term is defined in Section 15024 of the California Corporations Code.

                      (l) "Partnership" shall mean Sceptre Power Company, the Partnership subject to this Agreement.

                      (m) "Partnership Law" shall mean Title 2, Chapter 1 of the California Corporations Code, as now in effect and as hereafter amended.

<PAGE 10>

                      (n) "Project" shall mean the whole or any part of an "Exempt Project" or a "Domestic Power Project", as those terms are defined in the United States Securities and Exchange Commission Release No. 35-26364;70-8649, issued August 29, 1995 in National Fuel Gas Company, et al.


                  2. Formation. Sceptre Energy, Inc., Novergaz, Inc. and Power Project Development, Inc. have heretofore formed and constituted a general partnership pursuant to the Partnership Law and an unwritten partnership agreement. The Partners hereby ratify the formation of Sceptre Power Company and hereby agree and constitute this agreement as the amended and restated Partnership Agreement of Sceptre Power Company.

                  3. Name and Place of Business. The Partnership is and shall be conducted under the name of "Sceptre Power Company", or such other name as the Managing Partner shall hereafter designate by written notice to the Partner(s). The Partnership's principal place of business shall be 6 Hutton Centre Drive, Suite 1200, Santa Ana, California 92707. The Managing Partner may, in its discretion, change the location of the Partnership's principal place of business to another location in Orange County, California, upon notice of such change to all Partners.

                  4. Business Purpose. The business purpose of the Partnership is to identify, perform due diligence upon, develop, design, engineer, manufacture, finance, construct, and operate Projects and to manage the interests, if any, of the Partnership and of the Partners in Projects after the same have been completed, and to do all things reasonably incident thereto, including, without limitation, borrowing money for Partnership purposes, securing such borrowings by mortgage, pledge or other lien, and selling or otherwise disposing of its interest in a Project at any time. The Partnership shall not engage in any other business except as provided herein.

<PAGE 11>

                  5. Title to Partnership Property. The Partnership shall, in the name of the Partnership, acquire title to property and any other assets required to effect the purposes of the Partnership. The Managing Partner shall execute such documents as may be necessary to reflect the Partnership's ownership of its property and assets in such public offices in the State and elsewhere, as may be required by, or appropriate under, applicable law.

                  6. Term. Unless sooner dissolved and terminated in accordance with the provisions hereof, or as otherwise provided by law, the term of the Partnership shall continue until December 31, 1998, provided, however, that, prior to the expiration thereof, the term of the Partnership may be extended by the unanimous agreement of the Partners.

                  7.  Capital Contributions.



         CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)



                      (b) Horizon shall make further cash working Capital Contributions to the Partnership in amounts sufficient, and at times appropriate, to discharge (i) the obligations undertaken by National Fuel Gas Company under the August 18, 1995 Agreement, and (ii) the obligations undertaken by the Partnership under the Management and Operation Agreement with Sceptre Power Company, L.L.C., (the "Management and Operation Agreement").

<PAGE 12>

                      (c) Horizon and any other Partner shall have the right, but not the obligation, to make cash contributions to the Partnership in addition to those provided for in Paragraphs 7.(a) and 7.(b) hereof, under such terms and conditions as shall, in each such case, be agreed upon by all Partners.

                      (d) In consideration of the Capital Contributions identified above and of its becoming the Managing Partner, Horizon shall receive the fees and the interest in the Partnership allocated to it in Paragraphs 9 and 10 hereof.

                      (e) No Partner shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital
         Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner except as otherwise provided in this Agreement.

                      (f) No Partner shall have the right to withdraw its Capital Contribution. Neither Horizon nor any other Managing Partner shall be liable for the repayment of any Capital Contribution(s) of any other Partner.

                      (g)  Capital   Accounts  -  The   Partnership   shall
         establish for each Partner a Capital Account which shall be maintained in accordance with the following provisions:

                           (i) To each Partner's Capital Account shall be credited (A) such Partner's Capital Contribution(s) to the Partnership,
         (B) items in the nature of income or gain that are allocated to such Partner pursuant to Paragraph 10 hereof, and (C) the amount of Partnership liabilities that are assumed by such Partner or are secured by any Partnership property distributed to such Partner.

<PAGE 13>


                          (ii) To each Partner's Capital Account shall be debited the amount of (A) distributions made to such Partner pursuant to Paragraph 11 hereof, (B) any items in the nature of expenses or losses that are allocated to such Partner pursuant to Paragraph 10 hereof, and (C) the amount of any liabilities of the Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

                         (iii) In the event any Interest in the Partnership is transferred in accordance with the terms of this Partnership Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such account relates to the transferred Interest.

                          (iv) Partners' Capital Accounts shall be maintained otherwise in accordance with Treasury Regulation Section 1.704-1(b) or corresponding provisions of future regulations. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Managing Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Paragraph 18 hereof upon the dissolution of the Partnership.

                       8.  Rights and Duties of the Managing Partner.

                           (a) Management of Partnership Business - Except as otherwise provided in this Agreement, all management decisions respecting the conduct and operation of the Partnership's business shall be made and determined exclusively by the Managing Partner which, for such purposes, shall have all rights and powers generally

<PAGE 14>

         permitted by law and held by the partners of a California general partnership in the aggregate. The exercise by the Managing Partner of any power conferred or permitted by this Agreement shall bind the Partnership. The Managing Partner is hereby designated as the "Tax Matters Partner" under the Code. The Partnership hereby indemnifies and holds harmless the Managing Partner from and against any claim, loss, expense, liability, action or damage (including, without limitation, attorneys fees) resulting from its acting or its failure to take any action as "Managing Partner" and the "Tax Matters Partner", provided that any such action or failure to act does not constitute either willful misconduct or the breach of a contract to which the Partnership or a Partner is a party.

                           (b) Specific Rights and Powers - In addition to any other rights and powers which it may possess under this Agreement or applicable law, the Managing Partner shall have, subject to the provisions of Paragraph 8.(c), all specific rights and powers required or appropriate for its management of the Partnership's business which, by way of illustration but not by way of limitation, shall include the following rights and powers, to the extent they are in furtherance of the interest of the Partnership:

                                (i) to sell, transfer, assign, convey, lease, sublet, or otherwise dispose of or deal with all or any part of the Partnership's property and assets;

                               (ii) to execute and deliver, on behalf of the Partnership, all documents relating to the Partnership's property and assets;

                              (iii) to pay fees relating to arrangements for financing;

                               (iv) to borrow money for Partnership purposes (in addition to those set forth in (ii) and (iii) above), and, if security is required therefor, to pledge, mortgage or subject to any other security device any portion of the Partnership's property and

<PAGE 15>

         assets, and to enter into any surety arrangements with respect thereto;

                                (v)  to invest funds of the Partnership,
         including funds held as reserves, in certificates of deposit, interest-bearing time deposits in state or national banks having assets of not less than twenty million dollars, in United States Government securities, in bank repurchase agreements and bankers' acceptances as the Managing Partner may, from time to time, deem appropriate;

                               (vi)  to acquire, enter into and pay for any
         contract of insurance which the Managing Partner deems appropriate for the protection of the Partnership and/or the conservation of its assets or property, including, without limitation, any Project in which the Partnership or any of its Partners may have a direct or indirect beneficial interest;

                              (vii) to employ, retain or engage attorneys, consultants, managers, accountants and other professionals (including such individuals and/or entities affiliated with the Managing Partner) on behalf of the Partnership;

                             (viii)  to bring or defend, pay, collect,
         compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

                               (ix) to establish reasonable reserve funds from income derived from the Partnership's operations to provide for future requirements of the Partnership;

                                (x) to perform or cause to be performed all of the Partnership's obligations under any agreement to which the Partnership is a party;

<PAGE 16>

                               (xi) to lend, or cause to be lent, funds to the Partnership in its discretion and charge interest thereon as provided in Paragraph 7.(g);

                              (xii) to enter into management agreements on behalf of the Partnership pursuant to which (A) the day-to-day operations of the Partnership, (B) the implementation and execution of the Managing Partner's management decisions, and/or (C) the development or management of any Project may be delegated to any Partner or affiliate of the Managing Partner upon such terms and conditions, including, without limitation, compensation, as the Managing Partner and such other entity(ies) may negotiate and deem appropriate and in the interests of the Partnership;

                             (xiii) to maintain the Partnership account records of all Partners, as well as the books of account of the Partnership;

                              (xiv) to make, execute and deliver any and all documents of transfer and conveyance and any and all other instruments and agreements which may be necessary or appropriate to carry out the powers herein granted;

                               (xv) to cause any Certificate to be filed for record where required, including any amendment thereto and to execute and record any similar document which the Managing Partner deems necessary to enable the Partnership to conduct its business as herein contemplated;

                              (xvi) to take all actions which the Managing Partner deems necessary or desirable to cause the Partnership to comply with all applicable provisions of law and/or regulations;

                             (xvii) to execute and record financing statements evidencing the granting of a security interest by the Partnership or its Partners in any assets of the Partnership;

<PAGE 17>

                            (xviii) to execute and deliver all documents which may be necessary or appropriate for the Partnership to acquire, directly or indirectly, title to or any beneficial interest in any Project;

                              (xix) to execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing.

                            By executing this Agreement, the Partners expressly agree to the exercise by the Managing Partner of the foregoing rights and powers.

                           (c) Limitations on Managing Partner's Authority - Notwithstanding the general authority of the Managing Partner under Paragraphs 8.(a) and 8.(b) hereof, the following matters shall require the unanimous approval of all Partners:

                                (i)  any amendment of this Agreement which
         directly and deleteriously impacts any Partnership property right(s) of any Partner other than the Managing Partner;

                               (ii) any lease, sale, exchange, conveyance or other transfer or disposition of all, or substantially all, of the assets of the Partnership (except that any pledge or grant of a security interest in the assets of the Partnership in connection with the development or financing of any Project shall be within the authority of the Managing Partner);

                              (iii)  engaging in a business other than as
         provided in this Agreement;

                               (iv) the sale or assignment of any Partner's Interest in the Partnership, but not such Partner's rights to receive fees or other compensation as provided herein, or the admission of a substitute Managing Partner; and

                                (v) any material amendment or revision of or supplement to the Management and Operation Agreement with Sceptre Power Company, L.L.C., contemplated in Paragraph 7.(b) of this Agreement.

<PAGE 18>

                           (d)  Other Business  Ventures  - Any  Partner  or any
         officer, director, employee, shareholder, partner or other person holding a legal or beneficial interest in any entity that is a Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom, provided, however, that no activity contemplated in this Paragraph 8.(d) shall, in the Managing Partner's sole reasonable discretionary business judgment, interfere with or prejudice Sceptre Power Company, L.L.C.'s performance of the obligations undertaken by it in the Management and Operation Agreement contemplated in Paragraph 7.(b) of this Agreement.

                           (e) Liability of Managing Partner to Other Partner(s) and Partnership. The Managing Partner shall not be required to devote all of its time or business efforts or capital to the affairs of the Partnership, but shall devote so much of such time, efforts and capital to the business of the Partnership as the Managing Partner, in its sole reasonable discretionary business judgment, believes to be necessary and appropriate to manage the affairs of the Partnership and to advance the business interests of the Partnership. Nor shall the Managing Partner, as such partner or in its individual capacity, be obligated to make an equity investment in, or a loan to, any Project unless the Managing Partner in its sole discretionary business judgment shall deem such investment or loan (as the case may be) in the individual business interest of the Managing Partner (as distinguished from the business interests(s) of the Partnership). Except as otherwise specifically set forth herein, neither the Managing Partner nor any of its affiliates or their respective officers, employees or directors shall be liable to the other Partner(s) because any taxing authority disallows or adjusts income, deductions or credits in the Partnership income tax returns. In addition, the doing of any act or the omission to do any act by the

<PAGE 19>

         Managing Partner or any of its affiliates, the effect of which may result in loss or damage to the Partnership, shall not subject the Managing Partner and an affiliate or their respective officers, employees or directors to any liability, if the Managing Partner or such affiliate was acting in good faith in a manner which it reasonably believed to be in accordance with reasonable business judgment or otherwise in accordance with the terms of this Agreement.

                       9.  Managing Partner's Fees and Expenses -

                           (a) Fees of Managing Partner - In consideration for performing services which do not constitute duties or obligations of a general partner of the Partnership, the Managing Partner shall be reimbursed for its actual expenses incurred in the performance of such services, in an amount to be agreed upon by the Partners.

                           (b) Except as otherwise provided herein, the Partnership shall pay all Partnership expenses (which expenses may be either billed directly to the Partnership or reimbursed to the Managing Partner or its affiliate) which may include, but are not limited to:
         (i) all costs of borrowed money, taxes and assessments applicable to the Partnership; (ii) all costs for goods, materials, and services, whether purchased, engaged or obtained by the Partnership directly or by the Managing Partner or its affiliate on behalf of the Partnership;
         (iii) legal, audit, accounting and other professional fees; (iv) printing and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an Interest in the Partnership or in connection with the business of the Partnership; (v) fees and expenses paid to independent contractors, commercial or investment banks, other financial institutions or advisors, consultants, insurance brokers and other agents; (vi) expenses of revising, amending, converting,

<PAGE 20>

         modifying or terminating the Partnership; (vii) communication expenses including, without limitation, expenses in connection with distributions made by the Partnership to, and communications and bookkeeping work necessary in maintaining relations with, the Partners, (viii) expenses in connection with preparing and mailing reports to be furnished to the Partners for tax reporting or other purposes, and other reports the furnishing of which the Managing Partner deems to be in the best interests of the Partnership or the Partners; (ix) costs of any accounting, statistical or bookkeeping equipment or services necessary for the maintenance of the books and records of the Partnership; (x) the cost of preparation and dissemination of informational material and documentation relating to the Partnership; (xi) costs incurred in connection with any litigation, arbitration or other dispute resolution process in which the Partnership is involved, as well as in any examination or investigation conducted by or against the Partnership, including legal and accounting fees incurred in connection therewith; and (xii) costs of any computer services or equipment or services of personnel used on behalf of or by the Partnership.

              10.  Allocations of Profits, Losses and Credits.

                           (a) Generally - The profits, losses and credits of the Partnership shall be determined for each taxable year at the end of the taxable year in accordance with the accounting method followed by the Partnership for federal income tax purposes and otherwise in accordance with generally accepted accounting practices and procedures applied in a consistent manner. Except as otherwise provided, profits and losses shall be allocated to the Partners quarterly.

                                (i)  The profits, losses and credits of the
         Partnership, other than those specified below, shall be allocated to the Partners in the proportions which their respective aggregate

<PAGE 21>

         positive Capital Contributions to the Partnership bear to the total of such aggregate positive Capital Contributions, computed as of the time of such allocation.

                               (ii)  Profits and losses of the Partnership
         attributable to the sale, exchange or other disposition of all or substantially all of the Partnership's property, or any other voluntary or involuntary conversion of the Partnership's property or to a casualty or taking in condemnation affecting the Partnership's property shall be allocated among the Partners as follows:

                                     (A)  Any such profits shall be allocated as
         follows:

                                          (1)  ordinary income shall be
         allocated in an amount equal to the aggregate deficit in the Partner's Capital Accounts, to each Partner in the same ratio as the deficit in such Partner's Capital Account bears to the aggregate of all such Partners' deficits; any remaining ordinary income shall be allocated in accordance with (2) below, prior to the allocation of capital gain. If, after such allocation a deficit remains in the Capital Accounts of the Partners, an amount of capital gain shall be allocated to the Partners in proportion to any such deficits in an amount sufficient to reduce such deficits to zero (in the event that, by virtue of the preceding allocation or otherwise, there are deficits in the Capital Accounts of some of the Partners, all such profits shall be allocated to such Capital Accounts with deficits until such deficits are reduced to zero);

                                          (2)  then to the Partners in the
         proportions   which  their   respective   aggregate   positive  Capital
         Contributions bear to the total of such aggregate positive Capital Contributions, computed as of the time of such allocation, until such time as the respective Partners shall have received allocations of Capital Items equal to their respective aggregate positive Capital Contributions plus five percent (5%) per annum (not compounded) for

<PAGE 22>

         each year or fraction thereof since such Partner's respective Capital Contributions shall have been available to the Partnership; and

                                          (3)  then, to the respective Partners
         in the proportion which their respective aggregate positive Capital Contributions bear to the total of such aggregate positive Capital Contributions, computed as of the time of such allocation.

                                     (B)  Any such loss shall be allocated:

                                          (1)  to the extent that Horizon has a
         positive balance in its Capital Account and/or the respective balances in the Capital Account(s) of the Partner(s) exceed the amount of their respective aggregate Capital Contribution(s) (collectively, the "Excess Balances"), in proportion to such Excess Balances until such Excess Balances are reduced to zero;

                                          (2)  then, to and among the Partners
         in the ratio which their respective Capital Account balances bear to the aggregate of all Capital Account balances, until the balance in all Capital Accounts shall be reduced to zero; and

                                          (3)  then, to and among the Partners
         in the proportion which their respective aggregate positive Capital Contributions bear to the total of such aggregate positive Capital Contributions, computed as of the time of such allocation.

                              (iii) To the extent that the Partnership shall be entitled to any deduction for federal income tax purposes as a result of any interest in profits and losses granted to the Managing Partner, such deduction shall be allocated for federal income tax purposes to the Managing Partner.

<PAGE 23>

                               (iv) Notwithstanding any other provision of this Paragraph 10.(b), in the event a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4)-(6) or there is a net decrease in the excess of the principal balance of any nonrecourse debt of the Partnership over the Partnership's adjusted tax basis in the Property securing such debt as allocated pursuant to 1.704-1(b)(4)(iv)(c), and a Partner's Capital Account balance is reduced below zero in an amount exceeding the amount of such Partner's deficit account that he is obligated to restore within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balances in his Capital Account created by such adjustments, allocations, or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this subparagraph (v) shall be taken into account in computing subsequent allocations of profits pursuant to this Paragraph 10., so that the net amount of any items so allocated and the profits, losses and all other items allocated to each Partner pursuant to this Paragraph 10. shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Paragraph 10. if such unexpected adjustments, allocations, distributions or decrease had not occurred.

                      11.  Distributions.

                           (a)  The   Partnership's   Net  Cash  Flow  shall  be
         distributed to and among the Partners, at such intervals as the Managing Partner shall determine, as set forth in this Paragraph 11.



         CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)

<PAGE 24>













                           (c) Distributions of Capital Items - Distributions of capital items shall be made and applied in the following order of priority:

                                (i)  First, to and among the Partners until
         such time as each Partner shall have received distributions of capital items sufficient to reduce the aggregate of its Capital Contributions to zero plus Capital Contributions in an amount equal to five percent (5%) per annum (not compounded) for each year or fraction thereof since such Partner's respective Capital Contributions shall have been available to the Partnership;

                               (ii)  then, the balance, to and among the
         Partners in the proportions which their respective aggregate positive Capital Contributions bear to the total of such aggregate positive Capital Contributions, computed as of the time of such distribution.

                           (d) Liquidating Distributions - Subject to the applicable provisions of the Management and Operation Agreement, if any, liquidating distributions shall be made in accordance with the positive Capital Account balances of the Partners, as determined after

<PAGE 25>

         taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs.

                           (e) Standards - The methodology hereinabove set forth by which distributions and allocations are to be effected are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

                      12. Partners Other Than Managing Partner - The Partners other than the Managing Partner shall take no part in the management, conduct or control of the business of the Partnership and shall have no right or authority to act for or to bind or obligate the Partnership in any manner whatsoever, except as shall be expressly
         provided for in the Management  and  Operation  Agreement,   provided,
         however, that the Managing Partner will consult with the other Partner(s) respecting material business decisions whenever reasonably possible in the Managing Partner's reasonable business judgement.

                      13. Assignment, Transfer, or Sale of Property Rights in the Partnership.

                           (a) General. Neither all nor part of a Partner's Property Rights in the Partnership may be assigned, transferred, or sold without the consent of the other Partners, except as provided in subparagraph 13.(b) below.

                           (b) Transfer; Option to Purchase. A Partner shall not sell, assign, pledge, cause a lien to be placed against, or encumber (individually or collectively "Transfer") all or any part of such Partner's Property Rights in the Partnership to any entity other than a Partner or a wholly owned subsidiary of such Partner unless (i) the Transfer is part of a transaction in which the transferee is admitted as a Partner in the Partnership, and (ii) the transferring Partner shall first have complied with the provisions of this subparagraph 13.(b). No Transfer of all or any part of a Partner's

<PAGE 26>

         Property Rights in the Partnership may be effected unless the Property Right in question is first offered for sale to the other Partner(s) by a written offer addressed and delivered to the principal office of the other Partner(s). That notice shall give the other Partner(s) the right to purchase the Property Right in question for the consideration to be received as a result of the proposed Transfer of the Property Right in question to a non-Partner. The written offer shall contain all of the terms of the proposed Transfer, including the name and address of the proposed Transferee. Thereupon, the other Partner(s) shall have a period of thirty (30) days to notify the transferring Partner of its (their) intention to purchase the Property Right in question upon the terms and conditions set forth in the offer.

                           (c) Substitution of Partner and Admission of New Partner Without Substitution of Partner. As a condition to the admission of any new Partner, the entity so to be admitted shall execute and acknowledge such instruments (including the power of attorney referred to in Paragraph 16. below) in form and substance reasonably satisfactory to the Managing Partner, as the Managing Partner may deem necessary or desirable to effect such admission and to confirm the agreement of the entity being admitted as such Partner to be bound by all the covenants, terms and conditions of this Agreement as the same may have been amended. Such entity so to be admitted as a new Partner shall also pay all reasonable expenses in connection with its admission as a new Partner, including, but not limited to, the cost of the preparation and filing any amendment to any Certificate which the Managing Partner may deem necessary or desirable in connection with the admission of such entity as a new Partner.

                           (d) Distributions and Allocations Subsequent to Transfer - A transferee of, or substitute Partner for, a Partner's Partnership Interest shall be entitled to receive distributions from the Partnership with respect to such Partnership Interest only after the Managing Partner has received satisfactory evidence of such

<PAGE 27>

         transfer and a transfer fee sufficient to cover the expenses of the Partnership in connection with such transfer.

                      14.  Books, Records, Accounting and Reports.

                           (a) Availability. At all times during the existence of the Partnership, the Managing Partner shall keep or cause to be kept full and true books of account in accordance with the accrual method of accounting and otherwise in accordance with generally accepted accounting principles and procedures applied in a consistent manner, which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business. Such books of account, together with a copy of this Agreement and any amendments thereto, shall at all times be maintained at the principal place of business of the Partnership. Any Partner or his or its duly authorized representative shall have the right at any time to inspect and copy from such books and documents during normal business hours upon five
         (5) days' written notice to the Managing Partner, and shall have, on demand, information on matters affecting the Partnership, to the extent that such information is readily available or can be obtained without undue expense.

                           (b) Taxable Year and Accounting Method. The Partnership's taxable and fiscal years shall end on September 30. The Partnership shall use the accrual method of accounting. All elections required or permitted to be made by the Partnership under the Code shall be made by the Managing Partner in such manner as will, in its opinion, be most advantageous to the Partners, taking into account their respective Interests in the Partnership.

                      15. Bank Accounts - All funds of the Partnership shall be deposited in the Partnership's name in such bank account or accounts as may be designated by the Managing Partner and shall be withdrawn on the

<PAGE 28>

         signature of the Managing Partner, and/or such other person or persons as the Managing Partner may authorize.

                      16. Power of Attorney - Each Partner hereby irrevocably designates the Managing Partner, including a successor Managing Partner (or Managing Partners), as its true and lawful attorney in its name, place and stead to execute and acknowledge
         (i) any certificate or other instrument required to be filed by the Partnership, including the Certificate and any amendment thereto, and (ii) any and all documents appropriate or necessary in connection with the continuation, termination, or dissolution of this Partnership. The creation of the foregoing power of attorney is coupled with an interest and shall be irrevocable.

                      17.  Admission, Withdrawal or Bankruptcy of a Partner.

                           (a) Admission. The admission of a new Partner to the Partnership shall not cause the dissolution of the Partnership unless all then existing Partners shall agree otherwise in a writing signed by all such existing Partners prior to or coincident with the admission of such new Partner.

                           (b) Withdrawal. Any Partner may withdraw from the Partnership upon giving each other Partner at least sixty (60) days prior written notice of such withdrawal. If, at the time of such notice, the Partnership consists of more than two (2) Partners, the withdrawal of a Partner shall not cause the dissolution of the Partnership unless (i) all remaining Partners shall agree otherwise in a writing signed by all such Partners, prior to or coincident with the withdrawal of such Partner, or (ii) less than one hundred percent (100%) of such withdrawing Partner's interest in the Partnership is sold pursuant to Paragraph 13 of this Agreement on or before the effective date of such withdrawal.

                           (c) Bankruptcy. The bankruptcy or insolvency of any Partner shall cause the dissolution of the Partnership, unless all

<PAGE 29>

         of the other Partners shall, within thirty (30) days after notice of such event, elect to continue the Partnership in a writing signed by all such Partners.

                      18.  Winding up of the Partnership.

                           (a) Upon a dissolution of the Partnership, the Managing Partner (or Court-appointed fiduciary if there be no Managing Partner or the Managing Partner is unable to act) shall take full account of the Partnership's liabilities and assets and the assets shall be liquidated as promptly as consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

                                (i) to the payment and discharge of all of the Partnership's debts and liabilities (other than those to Partners), including the establishment of any necessary reserves;

                               (ii) to the payment of any debts and liabilities owed to the Managing Partner; and

                              (iii) to the Partners in accordance with their Capital Accounts.

                           (b)  Compliance   with   Timing    Requirements   of
         Regulations. In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to this Paragraph. (if such liquidation constitutes a dissolution of the Partnership) or Section 11 hereof (if it does not) to the Partners who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), and (ii) if the Managing Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the Managing Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with

<PAGE 30>

         Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3). Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Managing Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners and, from time to time, in the reasonable discretion of the Managing Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

                      19.  General Provisions.

                           (a) Except as otherwise provided in this Agreement or required by law, any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if (i) delivered personally to the entity or an executive officer of the entity to whom that notice, demand or other communication is directed, or (ii) sent first-class mail (postage prepaid), by overnight courier or by facsimile transmission, directed to such entity at its then principal place of business. Except as otherwise provided in this Agreement, any such notice sent by first class mail shall be deemed to have been given three (3) business days after the same was mailed.

                           (b) Entire Agreement/Amendments. This Agreement constitutes and contains the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto. No amendment of this Agreement shall be effective unless the same shall be set forth in a writing signed by all of the Partners.

<PAGE 31>

                           (c) Severability. If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Partners shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

                           (d) Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of all Partners and each of the permitted successors and assigns of the Partners. No Partner may assign rights or delegate obligations hereunder except pursuant to the provisions hereof and as expressly authorized herein. Nothing in this Agreement is intended to benefit any entity which is not, at the relevant time, a Partner of the Partnership.

                           (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                           (f) Applicable Law - Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of California, except where specifically provided otherwise herein. The partnership aspects of this Agreement shall be construed under the Partnership Law as now adopted or as hereafter amended. In the event that any matter relating to the rights or obligations of any Partner, as such (or the relations of the

<PAGE 32>

         Partners to each other) is not provided for herein, such matter shall be governed by the Partnership Law, if applicable. To the extent permitted by governing law, this Agreement shall constitute a waiver by each Partner of all rights under the Partnership Law which are inconsistent with the provisions of this Agreement, and to the extent permitted by governing law, the provisions of this Agreement shall override the provisions of the Partnership Law to the extent of such inconsistency or contradiction.

                           (g) Qualification in Other States - In the event the business of the Partnership is carried on or conducted in states in addition to the State of California, then the parties agree that this Partnership shall exist under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the Managing Partner legally may qualify this Partnership in such other states. The power of attorney granted to the Managing Partner by each Partner referred to in Paragraph 16. hereof shall constitute the authority of the Managing Partner to perform the ministerial duty of qualifying this Partnership under the laws of any other state in which it is necessary to file documents or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the Managing Partner.

                           (h) Attorneys' Fee. If any legal action arises under this Agreement or by reason of any asserted breach thereof, the party which ultimately prevails in such action (including any appeals related thereto) shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants, or conditions of this Agreement, including costs incurred prior to commencement of legal action.

<PAGE 33>

                                   SECTION 3

                 ADMISSION OF HORIZON ENERGY DEVELOPMENT, INC.
                 ---------------------------------------------
                     AS A PARTNER IN SCEPTRE POWER COMPANY
                     -------------------------------------

                  3.1 HORIZON is hereby admitted as a general partner of Sceptre Power Company, subject to HORIZON'S execution of the Sceptre Power Company Continuation Agreement.



                                   SECTION 4

               TRANSFER OF INTERESTS IN CERTAIN PERSONAL PROPERTY
               --------------------------------------------------

                  4.1 (a) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b).

                           In the aggregate, said payments represent the book
value of Sceptre Power Company's fixed assets at the Closing Date. In consideration of said payments and other valuable consideration received by them, respectively, from HORIZON, to their full satisfaction, SRL, individually, and SEI, NOVERGAZ and PPD, individually and as partners of Sceptre Power Company, do hereby sell, assign, transfer, deliver and set over to HORIZON, its successors and assigns, without representations and warranties, all of their respective rights, titles, and interests in and to the personal property identified on Schedule 4 to this Agreement.

                       (b) Each of SRL and NOVERGAZ shall be entitled to audit, at such party's sole cost and expense, the data and computations which underly the amount of the payments set forth in Section 4.1 (a) of this Sucession Agreement, provided, however, that such audit shall be conducted at Sceptre Power Company's sole cost and expense in the event that the amount of such respective payments is increased by five percent (5%) as the result of such audit.

                  4.2 If at any time after the date hereof, HORIZON shall be advised that further transfers, assignments, assurances in law, or other acts or things are necessary or desirable to confirm in HORIZON the title to any of the personal property identified on said Schedule 4, SRL, SEI, NOVERGAZ and PPD

<PAGE 34>

will, at HORIZON'S expense, as and when requested by HORIZON, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all proper and appropriate instruments of transfer, and will do or cause to be done all such other acts and deeds as HORIZON may reasonably deem necessary or appropriate to confirm title to such property in HORIZON and to otherwise carry out the intent and purposes of this Section 4.

                  4.3 Other than as set forth in Sections 12 and 13 of this Succession Agreement, SRL, SEI, NOVERGAZ and PPD make no warranties of any kind in, under, or by virtue of this Section 4, either express or implied. However, to the extent permitted by applicable law, this Section 4 is made with full substitution and subrogation of HORIZON for each of SRL, SEI, NOVERGAZ and PPD in and to all covenants and warranties by others heretofore given or made for or in connection with the acquisition of any of the property identified on said
Schedule 4. SRL, SEI, NOVERGAZ AND PPD HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN REGARD TO THE PROPERTY IDENTIFIED ON SAID SCHEDULE 4.



                                   SECTION 5

                 TRANSFER OF PROPERTY RIGHTS IN THE PARTNERSHIP
                 ----------------------------------------------

                  5.1 Each of NOVERGAZ and SEI, individually and as partners of Sceptre Power Company, hereby sell, assign, transfer and set over to HORIZON and its permitted successors and assigns one hundred percent (100%) of their respective rights, title, and interests in and to the Partnership and its assets together with all of their respective Property Rights in the Partnership, including, without limitation, the following:

                       (a) The business, assets, property and name of Sceptre Power Company, all of their respective right, title and interest in and to the same and the goodwill of Sceptre Power Company;

                       (b)  The accounts receivable of Sceptre Power Company;

<PAGE 35>

                       (c)  The contracts and arrangements identified on
Schedule 5.1(c) attached to this Succession Agreement;

                       (d) The books, records, business files and all other records of every type and description relating to the business, assets or property of Sceptre Power Company or any Project; and

                       (e) Except as expressly provided in Section 6 of this Succession Agreement, all of Sceptre Power Company's rights, claims and interests of any nature (whether known or unknown and whether pertaining to benefits presently existing or arising in the future) that NOVERGAZ or SEI may have in or arising out of or in any way relating to the

            CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(B)

                                           including, without limitation (i) the
right to provide any  equipment  or materials to or for, or perform any services
for, any Project or                        or its  shareholders or affiliates,
or to receive any fees, or recover any costs,  from any Project or its shareholders or affiliates;  (ii) the right to own or acquire any equity
or ownership interest in any Project                 or any  shareholder  or
affiliate             ; (iii) the  right to  receive  any cash  flow,
dividends or other distributions of cash or property or other profit or beneficial interest from any Project, or cash flow, dividends or other distributions of cash or property or other profit or beneficial interest
              or its                     shareholders or affiliates;  and (iv)
any other rights,  claims or interests of any  nature  arising  out  of or in
any  way  related  to  any  Project                                     or its
shareholders or affiliates. Such rights, claims and interests are hereinafter collectively referred to as "Project Rights".

            CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)

                  5.2  PPD,  individually  and as a  partner  of  Sceptre  Power
Company, hereby expressly consents to the sale, assignments, and transfers referred to in Section 5.1 of this Succession Agreement.

                  5.3 SRL hereby expressly consents to the sale, assignments and transfers referred to in Section 5.1 of this Succession Agreement, and hereby sells, assigns, transfers and sets over to HORIZON and its permitted successors and assigns one hundred percent (100%) of its right, title, and interest, if any, in any and all of the business, goodwill, accounts

<PAGE 36>

receivable, contracts, and Project Rights referred to in Section 5.1 of this Succession Agreement.



                                   SECTION 6

                            ADDITIONAL CONSIDERATION
                            ------------------------

                  6.1 Except as provided in Section 6.2 of this Succession Agreement, HORIZON hereby assumes and agrees to discharge the obligations undertaken by NOVERGAZ and SEI, individually and/or as partners of Sceptre Power Company, in and under each of the contracts and arrangements identified on
Schedule 5.1(c) attached to this Succession Agreement insofar as, and only insofar as, such obligations accrue or arise after the Closing Date. It is specifically understood and agreed that HORIZON has neither assumed nor agreed to assume any obligation of SRL or Sceptre Power Company, or of NOVERGAZ, SEI and/or PPD, individually or as partners of Sceptre Power Company, or of any of their respective affiliates or shareholders, other than (i) as expressly set forth in this ss. 6.1, (ii) obligations arising under or by virtue of the contracts and arrangements identified on said Schedule 5.1 (c) and the transactions contemplated therein, and (iii) expenses incurred in the routine day-to-day ordinary course of Sceptre Power Company's businesss since the date of the most recent balance sheets.

                  6.2 (a) HORIZON, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of Sceptre Power Company's aggregate Going Forward Expenses through the close of business on the Closing Date (hereinafter, the "Shared Section 6.2 Expenses"). In this connection, the parties hereto agree as follows:

                       (b) On or before October 13, 1995, Sceptre Power Company shall compile and cause to be forwarded to each of HORIZON, SRL and NOVERGAZ cash disbursements and receipt schedules which identify and quantify, as such, the following data as respects Sceptre Power Company:

<PAGE 37>

                            (A)  Cash per books, as reconciled to bank
         statement(s) at the close of business on June 30, 1995;

                            (B) cash contributions by National Fuel Gas Company and HORIZON, booked during the period beginning July 1, 1995 and ending at the close of business on the Closing Date (hereinafter, the "True-up Period");

                            (C) cash contributions, if any, by SRL and/or NOVERGAZ, booked during the True-up Period;

                            (D) disbursements in respect of the expenses of Sceptre Power Company incurred or accrued at or before June 30, 1995;

                            (E) cash distributions, if any, to SRL and NOVERGAZ during the True-up Period;

                            (F) cash distributions, if any, to HORIZON during the True-up Period;

                            (G) the balance of Sceptre Power Company's cash disbursements during the True-up Period; and

                            (H)  cash per books as reconciled to bank
         statement(s) at the close of business on the Closing Date.


Said schedules (hereinafter, the "Section 6.2(b) Schedules") shall accurately reflect the indicated information, as developed in accordance with the payment and accounting principles, practices and procedures employed by Sceptre Power Company prior to July 1, 1995. Further, such schedules shall provide sufficient information and detail to enable the respective recipients thereof to verify the same.

                       (c) Unless HORIZON, SRL, or NOVERGAZ shall timely transmit the notification provided for in Section 6.2(d) of this Succession Agreement, the Section 6.2(b) Schedules shall, for all purposes, be deemed accurate and binding upon the parties hereto (hereinafter, "Final Schedule Data").

<PAGE 38>

                       (d) Upon written notification provided via facsimile transmission to Sceptre Power Company and to each other recipient of the Section 6.2(b) Schedules on or before 12:00 noon PDT, October 20, 1995, any recipient of the Section 6.2(b) Schedules may request an audit of any information set forth on any such schedule, in which event, one (and only one) audit of the Seciton 6.2(b) Schedules shall be conducted. Such audit shall be conducted at the offices of Sceptre Power Company, Suite 1200, 6 Hutton Centre Drive, Santa Ana, California 92707, at a mutually convenient date and time, not later than November 16, 1995. In the event that such audit resolves all issues related to the Section 6.2(b) Schedules, HORIZON, SRL and NOVERGAZ shall acknowledge the accuracy of the respective schedules (as originally compiled, or as revised in light of the audit, as the case may be) by initialing the same, and the said initialed schedules shall be deemed to reflect Final Schedule Data.

                       (e) In the event that any question remains following the audit described in Section 6.2(d) of this Succession Agreement, the same shall be referred to Sceptre Power Company's independent auditors, whose decision respecting the same shall be final and binding upon each of the parties to this Succession Agreement. The Section 6.2(b) Schedules, adjusted, as necessary, to reflect (i) the parties' agreement(s) resulting from the audit, and/or (ii) such auditors' determination(s), as the case may be, shall be deemed to reflect Final Schedule Data.

                       (f) The audit and referral to Sceptre Power Company's independent auditors described in Sections 6.2 (d) and 6.2 (e) of this Succession Agreement shall be conducted at the requesting party's sole cost and expense, unless such audit and/or referral, as the case may be, results in a reduction in the requesting party's Shared Section 6.2 Expense allocation in excess of five percent (5%), in which event, such audit shall be conducted at Sceptre Power Company's sole cost and expense.

                       (g) The Shared Section 6.2 Expenses shall be computed, as hereinafter set forth, using Final Schedule Data, exclusively, and HORIZON, on the one hand, and Sellers, on the other hand, shall each be responsible for .5(G).

<PAGE 39>

                       (h) Sellers shall be credited with the following portion of .5(G), to wit: [(A + C - D - E)/(A + B + C - D - E - F - H)] x (G),
hereinafter "Sellers' Section 6.2 Credit".

                       (i) HORIZON shall be credited with the following portion of .5(G), to wit: [(B - F - H)/(A + B + C - D - E - F - H)] x (G), hereinafter, "HORIZON'S Section 6.2 Credit".

                       (j) In the event that Sellers' Section 6.2 Credit is less than .5(G), each of SRL and NOVERGAZ shall pay HORIZON, on or before the tenth (10th) business day following the establishment of Final Schedule Data, an amount equal to fifty percent (50%) of the amount necessary to increase Sellers' Section 6.2 Credit to .5(G).

                       (k) In the event that HORIZON'S Section 6.2 Credit is less than .5(G), HORIZON shall pay to each of SRL and NOVERGAZ, on or before the tenth (10th) business day following the establishment of Final Schedule Data, an amount equal to fifty percent (50%) the amount necessary to increase HORIZON'S Section 6.2 Credit to .5(G).



CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)


<PAGE 40>



CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)



<PAGE 41>



CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)



<PAGE 42>


CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)









                  6.8 As respect SRL's and NOVERGAZ' contingent entitlements under any or all of Sections 6.3, 6.4, 6.5, 6.6 and 6.7 of this Succession Agreement, SRL & NOVERGAZ shall have the right (i) to review the books and records of Sceptre Power Company and/or HORIZON referable to the contingency(ies) involved and to the transaction(s) and event(s) which give rise to such entitlement(s) or the failure thereof (as the case my be), and (ii) to audit, at such party's(ies') sole cost and expense, the computations and calculations pursuant to which Sceptre Power Company and/or HORIZON quantified the respective entitlement(s) involved, provided, however, that such audit shall be conducted at Sceptre Power Company's sole cost and expense in the event that SRL's and/or NOVERGAZ's respective individual entitlements shall be increased by an amount in excess of five percent (5%) as the result of such audit.

                  6.9 No assignment by HORIZON or Sceptre Power Company of an interest in either

                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)

shall relieve such assignor of any obligation under Sections 6.3, 6.4 or 6.7 of this Succession Agreement, and the provisions thereof shall operate as though

<PAGE 43>

such  assignor  had  retained  such  interest  until such time as SRL and
NOVERGAZ  have  accepted  such  assignee  and  mutually   satisfactory  novation
agreements have been entered into.


                                   SECTION 7

                         DISPOSITION OF CASH ON CLOSING
                         ------------------------------

                  7.1 The parties acknowledge that no distributions authorized in Seciton 6.3 of the August 18, 1995 Agreement were effected prior to the Closing Date and that, accordingly, the reserve provided for in the second sentence of said Section 6.3 was not established.



                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)



                                   SECTION 8

                           DEVELOPMENT OF EXISTING PROJECTS
                           --------------------------------

                  CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b).


<PAGE 44>

                                   SECTION 9

                          OUTSTANDING LETTER OF CREDIT
                          ----------------------------

                  9.1 Except as provided in Section 6.4 of this Succession Agreement, SRL, SEI, and/or NOVERGAZ, as the case may be, shall bear ultimate responsibility as respects all costs, expenses and losses related to or arising from draws or attempted draws against the letter of credit referred to in
Section 6.4 a(ii) of this Succession Agreement.

                                   SECTION 10

                            WAIVER OF CLAIMS BY PPD
                            -----------------------

                  10.1 PPD hereby acknowledges that its waiver of claims against SRL, SEI and NOVERGAZ, under the Cogen Agreement or otherwise, provided for in
Section 7 of the August 18, 1995 Agreement has been in effect since August 18, 1995 and shall continue to be effective after the Closing Date.


                                   SECTION 11

                 REPRESENTATIONS AND WARRANTIES OF ALL PARTIES
                 ---------------------------------------------

                  11.1 Each party to this Succession Agreement represents and warrants to each and every other party to this Succession Agreement as follows:

                        (a) Such party is a corporation, duly organized, validly existing and in good standing under the laws of the relevant jurisdiction aforesaid and, insofar as requisite to the consummation of the transactions contemplated herein is duly qualified as a foreign corporation in all relevant jurisdictions.

                        (b) Such party has full corporate power and authority to enter into this Succession Agreement and to perform its undertakings hereunder.

                        (c) Insofar as required under Section 3.2(s) of the August 18, 1995 Agreement, the execution and delivery of this Succession

<PAGE 45>


Agreement and the consummation of the transactions contemplated thereunder have been duly authorized by the Board of Directors of such party.

                        (d) This Succession Agreement has been duly executed and delivered by such party and is valid and binding upon such party in accordance with its terms.

                        (e) Such party has incurred no liability, contingent or otherwise, for brokers', finders', or consultants' fees relating to (i) the transactions contemplated in this Succession Agreement, or (ii) the equity or debt funding of any Project, for which Sceptre Power Company or any other such party shall or may have any responsibility, whatsoever.


                                   SECTION 12

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                           SRL, SEI, NOVERGAZ AND PPD
                           --------------------------

                  12.1 Each of SRL, SEI, NOVERGAZ and PPD represents as follows:

                        (a) Sceptre Power Company is a general partnership duly organized, validly existing and in good standing under the laws of the State of California.

                        (b) At the date of this Succession Agreement, SEI, NOVERGAZ and PPD are the general partners, and the only partners, of Sceptre Power Company.

                        (c) Immediately prior to each such party's execution of this Succession Agreement, the only written evidence of the Partnership Agreement of Sceptre Power Company is (i) the summary of certain provisions thereof set forth in Article 2 of the Cogen Agreement, and (ii) those portions, if any, of the Sceptre Power Company Management Committee Minutes which reflect one or more of the terms and conditions of the Partnership Agreement.

<PAGE 46>

                  12.2 Each of SRL, SEI, NOVERGAZ and PPD represent and warrant, to the best of their respective knowledge, information and belief following reasonable inquiry, as follows:

                        (a) Sceptre Power Company has filed all tax returns which are required by law to be filed and has paid or set up an adequate reserve for the payment of all (i) taxes required to be paid in respect of the period covered by those returns, if any, (ii) income, franchise, property, sales, use, employment or other taxes which have or may become due pursuant to those returns, and (iii) assessments made and all other accrued taxes whether or not the returns or payments are yet due; and all filed tax returns of Sceptre Power Company are correct and true in all material respects; there is no outstanding claimed deficiency with respect to any tax period, no formal or informal notice of a proposed deficiency, and no notification of any pending audit of tax returns and no waiver or extension granted by Sceptre Power Company with respect to any period of limitations affecting assessment of any tax.

                        (b) There are no material liabilities or obligations of Sceptre Power Company of any kind, whether accrued, absolute, contingent or otherwise, which will or might become liabilities of HORIZON by reason of the transactions contemplated by this Succession Agreement, except those which are reflected on the balance sheets of Sceptre Power Company or arise under or are related to contracts and arrangements identified on Schedule 5.1(c) attached to this Succession Agreement; and no material liabilities or obligations have arisen since the date of the most recent balance sheets, other than pursuant to or under the said contracts or arrangements.

                        (c) The bank accounts and cash of Sceptre Power Company reflected on the books of Sceptre Power Company, including any certificates of deposit are not subject to any material bank offset or other charges, and there have been no uses of cash or reduction of bank deposits since the date of the most recent interim financial statement, except as necessary to pay current expenses of Sceptre Power Company.

                        (d) Sceptre Power Company makes and keeps accurate books and records reflecting its assets and liabilities and maintains
internal  accounting  controls  that  provide  reasonable   assurance  that  (i)

<PAGE 47>

transactions are executed with Management's authorization, and (ii) transactions are recorded as necessary to permit preparation of Sceptre Power Company's financial statements and to maintain accountability for its assets.

                        (e) Sceptre Power Company owns, holds and controls non-assessable and totally unencumbered certificate(s) representing one hundred percent (100%) of the issued and outstanding stock of Sceptre Kabirwala Power, Inc.

                        (f) Sceptre Power Company is in compliance with all federal, state and local governmental laws and regulations relating to the employment of labor, including provisions relating to wages, fringe benefits, hours, working conditions, collective bargaining, or payment of social security and unemployment taxes and is not liable for arrears on wages or tax or penalties for failure to comply with such laws.

                        (g) Other than as set forth in the documents comprising the contracts and arrangements identified on Schedule 5.1(c) attached to this Succession Agreement, Sceptre Power Company is not subject to or a party to any plan, arrangement or contract providing for bonuses, deferred compensation, retirement payments, profit sharing or other employee benefits to or for which HORIZON may become subject or liable upon the consummation of the transactions contemplated in this Succession Agreement.

                        (h) No suit, action or other proceeding is pending or threatened before any court, governmental agency, or alternative dispute resolution tribunal, and, to the best of such party's knowledge, information and belief, no cause of action or claim exists against Sceptre Power Company, with respect to the contracts and arrangements identified in Schedule 5.1(c) attached to this Succession Agreement, or otherwise, which might result in a material adverse effect upon Sceptre Power Company or, upon consummation of the transactions contemplated in this Succession Agreement, upon HORIZON, and neither Sceptre Power Company nor any of its affiliates is in default under any contract or arrangement identified in Schedule 5.1(c) attached to this Succession Agreement.

<PAGE 48>

                        (i) Sceptre Power Company has good, marketable and unencumbered title to all of the assets identified on Schedule 4 attached to this Succession Agreement, and upon the consummation of the transactions contemplated hereby, HORIZON will acquire good and marketable title to said property.

                                   SECTION 13

                       REPRESENTATIONS AND WARRANTIES BY
                       ---------------------------------
                             SRL, SEI AND NOVERGAZ
                             ---------------------

                  13.1 Each of SRL, SEI and NOVERGAZ represents and warrants that to the best of such party's knowledge, information and belief, following reasonable inquiry, and subject to the provisions of the contracts and arrangement listed on Schedule 5.1 (c) attached to this Succession Agreement,
(i) it has good and marketable title to the interests in the Partnership which it is conveying pursuant to this Succession Agreement; (ii) that said interests are free and clear of restrictions on, or conditions to, transfer and are free and clear of mortgages, liens, privileges, charges, encumbrances, equities, claims, covenants, conditions or restrictions, of any kind, created by, through or under such party or Sceptre Power Company; and (iii) that it has the absolute right and power to convey said interests to HORIZON, without seeking the approval of any person or entity not a party to this Succession Agreement.


                                   SECTION 14

                                INDEMNIFICATION
                                ---------------

                  14.1 SRL, SEI and NOVERGAZ shall indemnify HORIZON and hold it harmless against and in respect to all claims, causes of action, liabilities, costs and damages of every kind and character (including, without limitation, those arising under the contracts and arrangements identified in
Schedule 5.1(c) attached to this Succession Agreement, and reasonable attorneys fees and expenses) that may be asserted against HORIZON, or said parties, or any of them, or against the properties and assets or any of them which are subject to this Succession Agreement and which accrue or accrued at or prior to (or relate to a time or times prior to) the Closing Date (but not including those that result from or are attributable to any representation of HORIZON contained

<PAGE 49>

in this Succession Agreement being untrue or a breach of any warranty or covenant of HORIZON contained in this Succession Agreement).

                  14.2 HORIZON shall indemnify SRL, SEI and NOVERGAZ and hold them harmless against and in respect to all claims, causes of action, liabilities, costs and damages of every kind and character (including, without limitation, those arising under the contracts and arrangements identified in
Schedule 5.1(c) attached to this Succession Agreement, and reasonable attorneys fees and expenses) that may be asserted against SRL, SEI and NOVERGAZ or HORIZON, or any of them, or against the properties and assets or any of them which are subject to this Succession Agreement and which accrue or accrued after (or relate to a time or times after) the Closing Date (but not including those that result from or are attributable to any representation of SRL, SEI or NOVERGAZ contained in this Succession Agreement being untrue or a breach of any warranty or covenant of SRL, SEI or NOVERGAZ contained in this Succession Agreement).

                                   SECTION 15

                                    NOTICES
                                    -------
                  15.1 Except as otherwise provided in this Agreement or required by law, any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if (i) delivered personally to the entity or an executive officer of the entity to whom that notice, demand or other communication is directed, or
(ii) sent first-class mail (postage prepaid), by overnight courier, or by facsimile transmission, directed to such entity and addressed as follows:

                  SCEPTRE:

                          Sceptre Resources Limited
                          Suite 2000, 400 Third Avenue S.W.
                          Calgary, Alberta T2P 4H2

                          Attention:  President & CEO
                          Phone: (403) 298-9800
                          Fax: (403) 290-1106

<PAGE 50>
                          Sceptre Energy, Inc.
                          Suite 2000, 400 Third Avenue S.W.
                          Calgary, Alberta T2P 4H2

                          Attention: President & CEO
                          Phone: (403) 298-9800
                          Fax: (403) 290-1106
                                      (403) 298-9820

                          Sceptre Power Company
                          Suite 1200, 6 Hutton Centre Drive
                          Santa Ana, California  92707

                          Attention: President
                          Phone: (714) 546-1800
                          Fax: (714) 546-1801

                  NOVERGAZ:

                          Novergaz (1994), Inc.
                          Suite 1400, 740 Notre Dame Street, West
                          Montreal, Quebec  H3C 3X6

                          Attention: President & CEO
                          Phone: (514) 871-1127
                          Fax: (514) 871-1742

                  POWER PROJECT DEVELOPMENT, INC.:

                          Power Project Development, Inc.
                          Suite 1200, 6 Hutton Centre Drive
                          Santa Ana, California 92707

                          Attention: President
                          Phone: (714) 546-1800
                          Fax: (714) 546-1801

<PAGE 51>


                  HORIZON ENERGY DEVELOPMENT, INC.:

                          Horizon Energy Development, Inc.
                          Suite 800, 10 Lafayette Square
                          Buffalo, New York 14203

                          Attention: Bruce H. Hale/Gerald T. Wehrlin
                          Phone: (716) 857-7024
                          Fax: (716) 857-7254

<PAGE 52>

                                   SECTION 16

                   WITHDRAWAL OF SEI AND NOVERGAZ AS PARTNERS
                   ------------------------------------------
                            IN SCEPTRE POWER COMPANY
                            ------------------------

                  16.1 SEI and NOVERGAZ hereby withdraw as Partners in Sceptre Power Company effective the close of business on the Closing Date. Nothing in this Succession Agreement is intended to or shall be interpreted or construed to create or continue a partnership, joint venture, or any other fiduciary relationship by and between any or all of SRL, SEI and NOVERGAZ, on the one hand, and any or all of the other parties to this Succession Agreement, on the other hand, after the close of business on the Closing Date.


                                   SECTION 17

                                 MISCELLANEOUS
                                 -------------

                  17.1 Negotiated Agreement. This Agreement is a negotiated agreement and the terms, provisions, and conditions thereof, except insofar as defined therein, shall be interpreted and construed in accordance with their usual and customary meaning. The parties expressly, knowingly and voluntarily waive the application of any rule of law or procedure to the effect that ambiguous or conflicting terms shall be interpreted or construed against the party whose attorney prepared the executed version or any prior draft of this Agreement.

                  17.2 Effect of Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or of any subsequent non-performance of the same or any other provision of this Agreement, including the time for performance of any such provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

                  17.3 Counterparts. This Agreement and all amendments thereof and supplements thereto may be executed in counterparts, which upon execution thereof by all of the parties thereto, shall be deemed one document. Further, this Agreement and all amendments thereto and supplements thereof shall

<PAG5 53>

be deemed to have been executed and delivered by a party when that party has (i) provided each other party thereto, via facsimile transmission, with a copy of the signature page bearing that party's signature, and (ii) has placed into the custody of an overnight courier, for delivery to each other party thereto, a copy of said signature page bearing that party's signature in original.

                  17.4 Entire Agreement/Amendments. This Agreement constitutes and contains the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto. No amendment of this Agreement shall be effective unless the same shall be set forth in a writing signed by all of the Partners.

                  17.5 Severability. If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

                  17.6 Successors, Assignment, Benefit. This Agreement inures to the benefit of, and is binding upon, the parties thereto and there respective permitted successors and assigns, provided, however, that no assignment of this Agreement shall relieve the assignor of any of its obligations hereunder without the consent of the other parties to this Agreement, which said consent shall not be unreasonably withheld. Nothing in this Agreement is intended to benefit any entity which is not a party to this Agreement.

<PAGE 54>

                  17.7 Governing Law. Except as hereinafter provided, and notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed in all respects, including validity, interpretation and effect by, and shall be enforceable in accordance with, the law of the State of New York, without reference to provisions governing choice of law or conflicts of law, provided, however, that the Partnership aspects of this Agreement shall be governed by and construed under the law of the State of California.

                  17.8 Survival. The representations, warranties and covenants contained herein shall survive the closing of the transaction contemplated in this Agreement.

                  17.9 Additional Instruments. The parties hereto shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed on, such additional instruments as any party may reasonably request for the purpose of carrying out this Agreement.

                 17.10 No Dissolution. Nothing in this Succession Agreement shall constitute or be deemed to constitute a "dissolution" of the Partnership as that concept is defined in relevant provisions of California Law.



                                   SECTION 18

                    CONSENT TO JURISDICTION: ATTORNIES' FEES
                    ----------------------------------------

                  18.1 Any suit, action or proceeding arising out of or relating to this Agreement or any alleged breach thereof shall be brought in the United States District Court for the Western District of New York in the City of Buffalo, Erie County, New York, or, in the event that subject matter jurisdiction shall not lie in said Court, then in the New York State Supreme

<PAGE 55>

Court, Erie County, New York. The respective parties hereto expressly waive any objection which they may now or hereafter have to the Erie County, New York venue of any such suit, action or proceeding; irrevocably submit to the jurisdiction of said United States District Court for the Western District of New York and said New York State Supreme Court, Erie County, New York (as the case may be) as respects any such suit, action or proceeding; and irrevocably waive any right to a trial by jury which might otherwise be available in respect of any or all of the issues tendered in said suit, action or proceeding.

                  18.2 Attorneys' Fee. If any legal action arises under this Agreement or by reason of any asserted breach thereof, the party which ultimately prevails in such action (including any appeals related thereto) shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants, or conditions of this Agreement, including costs incurred prior to commencement of legal action.



                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the dates written below.

Sceptre Resources, Ltd.

By:   /s/ Michael A. Grandin                      Date: September 15, 1995
   -----------------------------------                 -------------------
   Michael A. Grandin, President

By:   /s/ John A. Macleod                         Date: September 15, 1995
   -----------------------------------                 -------------------
   John A. Macleod, Vice President


Sceptre Energy, Inc.


By:   /s/ Michael A. Grandin                      Date: September 15, 1995
   -----------------------------------                  ------------------
   Michael A. Grandin, President

By:   /s/ John A. Macleod                         Date: September 15. 1995
   -----------------------------------                 -------------------
   John A. Macleod, Vice President



NOVERGAZ (1994), Inc.

By:   /s/ Marc A. Leveugle                        Date: September 15, 1995
   -----------------------------------                 -------------------
   Marc A. Leveugle, Vice President


<PAGE 56>


Power Project Development, Inc.

By:   /s/ Jay R. Roland                           Date: September 15, 1995
   -----------------------------------                 -------------------
   Jay R. Roland, President


Horizon Energy Development, Inc.

By:   /s/ Gerald T. Wehrlin                       Date: September 15, 1995
   -----------------------------------                  ------------------


<PAGE 57>

                               SCHEDULE 4
                               ----------

                       OFFICE EQUIPMENT INVENTORY
                       --------------------------

OFFICE NO./TITLE     QUANTITY                          DESCRIPTION
----------------     --------                          -----------

  10/ Reception         1                              Swivel Chair

                        1                Computer Monitor, Keyboard, Hard Drive,

                        1                                 Mouse

                        1                 Hewlett Packard Laser Jet III Printer

                        1                   AT&T Legend MLX-201 Console Phone

                        1                     Mobile Security Filing Cabinet

                        1                        Coat Rack and 2 Hangers

    11/ Lobby           1                       Overstuffed Lounge Chairs

                        1                       Overstuffed Lounge Chairs

                        1                       Overstuffed Lounge Chairs

                        1                       Overstuffed Lounge Chairs

                        1                              Coffee Table

                        2                           Cricket End Tables

                        1                         The Colonna Wall Stand

                        1                       AT&T Legend MLX-10D Phone

                        2                              Table Lamps

   12/ Storage          1                      IBM Selectric II Typewriter

                        1                     Fireproof Metal Filing Cabinet

                        1                       AT&T Legend MLX-10D Phone

   13/ Office           2                            Hanging Picture

                        1                                  Desk

                        1                              Swivel Chair

                        2                              Guest Chairs

                        2                                Bookcase

                        1                                Credenza

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                  Hewlett Packard Laser Jet IV Printer

                        1                       AT&T Legend MLX-28D Phone

<PAGE 58>

14/ Executive Conference
    Rm                  1                       Octagonal Conference Table

                        4                              Guest Chairs

                        1                            Hanging Picture

                        1                              Phone Stand

                        1                       AT&T Legend MLX-10D Phone

   15/ Office           1                         Sunset Desk (Mahogany)

                        1                               Wall Unit

                        1                                Credenza

                        2                              Guest Chairs

                        1                              Swivel Chair

                        1                        Overstuffed Lounge Chair

                        1                                 Couch

                        1                               End Table

                        1                         Drop Leaf Coffee Table

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   16/ Office           1                         Sunset Desk (Mahogany)

                        1                               Wall Unit

                        2                              Guest Chairs

                        1                              Swivel Chair

                        2                        2 Drawer Filing Cabinet

                        1                        Overstuffed Lounge Chair

                        1                                 Couch

                        1                               End Table

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse


<PAGE 59>

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   17/ Office           1                                  Desk

                        2                               Bookcases

                        1                                Credenza

                        1                              Swivel Chair

                        2                              Guest Chairs

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

                        1                       AT&T Legend MLX-10D Phone

   19/ Office           1                                  Desk

                        1                                Credenza

                        2                               Bookcases

                        1                             Computer Table

                        1                              Swivel Chair

                        2                              Guest Chairs

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   20/ Office           1                                  Desk

                        1                                Credenza

                        2                               Bookcases

                        1                             Computer Table

                        1                              Swivel Chair

                        2                              Guest Chairs
<PAGE 60>


                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   21/ Office           1                                  Desk

                        1                                Credenza

                        2                               Bookcases

                        1                              Swivel Chair

                        2                              Guest Chairs

                        1                              Table Stand

                        1                  Hewlett Packard Laser Jet IV Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   22/ Office           1                                  Desk

                        1                                Credenza

                        1                              Swivel Chair

                        1                             Computer Stand

                        2                              Guest Chairs

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                 Hewlett Packard Laser Jet III Printer

                        1                            Hanging Picture

                        1                       AT&T Legend MLX-10D Phone

   23/ Office           1                                  Desk

                        1                                Credenza

                        1                                Bookcase

                        1                              Swivel Chair

                        2                              Guest Chair

<PAGE 61>

                        1                       AT&T Legend MLX-10D Phone

   24/ Office           1                                  Desk

                        1                              Swivel Chair

                        2                              Guest Chairs

                        1                                Credenza

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                  Hewlett Packard Laser Jet IV Printer

                        1                       AT&T Legend MLX-10D Phone

                        1                    Metal Filing Cabinet - 4 Drawer

                        1                    Metal Filing Cabinet - 4 Drawer

   25/ Kitchen          1                       Kitchen Table w/ 4 Chairs

                        1                               Microwave

   26/ Office           1                         Round Conference Table

                        6                              Guest Chairs

                        1                              Phone Stand

                        1                       AT&T Legend MLX-10D Phone

   27/ Office           1                                  Desk

                        1                                Credenza

                        1                                Bookcase

                        1                    Metal Filing Cabinet - 4 Drawer

                        1                    Metal Filing Cabinet - 4 Drawer

                        1                    Metal Filing Cabinet - 4 Drawer

                        1                        AT&T Legend MLX-10 Phone

28/ Office Bay Area     1                                  Desk

                        1                                Credenza

                        1                              Guest Chair

                        1                              Swivel Chair

                        1                 Computer Monitor, Keyboard, Hard Drive

<PAGE 62>

                        1                                 Mouse

                        1                  Hewlitt Packard Laser 4 Jet Printer

                        1                       AT&T Legend MLX-28D Phone

                        1                    Metal Filing Cabinets - 4 Drawer

                        1                    Metal Filing Cabinets - 4 Drawer

                        1                    Metal Filing Cabinets - 4 Drawer

29/ Office Bay Area     1                                  Desk

                        1                                Credenza

                        1                              Swivel Chair

                        1                              Guest Chair

                        1                       AT&T Legend MLX-28D Phone

                        1                 Computer Monitor, Keyboard, Hard Drive

                        1                                 Mouse

                        1                  Hewlett Packard Laser Jet IV Printer

                        1                    Metal Filing Cabinets - 5 Drawer

                        1                    Metal Filing Cabinets - 5 Drawer

30/ Conference Room     1                            Conference Table

                        1                          Boardroom Sideboard

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                              Swivel Chair

                        1                            Hanging Picture

<PAGE 63>

                        1                       AT&T Legend MLX-10D Phone

Executive Vestibule     1                          Antique Display Case

                        1                        Antique Display Cabinet

                        1                             Antique Table

                        1                            Hanging Picture

                        1                            Hanging Picture

                        1                    Metal Filing Cabinet - 4 Drawer

                        1                    Metal Filing Cabinet - 4 Drawer

 Office Corridor        1                    Metal Filing Cabinets - 4 Drawer

                        1                                Bookcase

                        1                       Wall Unit Bookcase/Cabinet

Miscellaneous Asset
Items                   1                            Hanging Pictures

                        1                            Hanging Pictures

                        1                            Hanging Pictures

                       N/A                          Computer Software

                       N/A                                Plants

               Sceptre Resources        Desks, Credenzas, Bookcases, Conference
                     Limited                  Tables, Sideboard, Wall Units
                  (See Attached
                      Memo)

             City Office Furniture         Desks, Credenzas, Wall Units, Exec
                 (See Attached)          Conference Table, Swivel Chairs, Guest
                                              Chairs, Lateral Files, Hutch

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16501701693)

Miscellaneous Asset
Items                   1                          Nokia Cellular Phone
                                                  (Serial #: 16501700296)

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16501658212)

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16501700161)

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16501699918)

<PAGE 64>

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16502203034)

                        1                          Nokia Cellular Phone
                                                  (Serial #: 16501685121)

                        1 Reception Area Desk w/ pencil drawers, file drawer cabinet & countertop glass

                        1                   Toshiba Portable Laptop Computer

                        1                   Toshiba Portable Laptop Computer

                        1                   Toshiba Portable Laptop Computer

                        1                    Acer Portable Laptop Computer

                        1                    Acer Portable Laptop Computer

                        1                19" Emmerson Television w/Video Player


<PAGE 65>



                                                               SCHEDULE 5.1 (c)

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)





<PAGE 66>



                                                                   SCHEDULE 6.6

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 104(b)